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                                                                    EXHIBIT 99.2



April 24, 2003
First Quarter 2003 Conference Call
Kathryn Chieger

         Good morning everyone and thanks for joining us. With me are George Buckley, our Chairman and CEO, and Vicki Reich, our CFO.

         First, let me remind everyone that during this call, our comments will include certain forward-looking statements about our future results. Keep in mind that our actual results could differ materially from expectations as of today. For the details on the factors to consider, take a look at our 10-K for 2002 and our earnings press release issued this morning, both of which are available upon request or by going to our Web site at brunswick.com.

         We're still in the midst of earnings season and you're all very busy, so we will try to wrap things up in 45 minutes.

         First, we'll hear from Vicki then a wrap-up from George.

                                   VICKI REICH

Good morning.

         This morning we announced earnings per share for Q1 of $.22, up from $.15 a year ago. This 47% increase in EPS came on an 8% sales increase, and 60 basis point operating margin improvement. We achieved the margin improvement despite $9 million of higher pension, healthcare and insurance costs - which set us back almost 1 full point in operating margin, as well as higher R&D spending for new products and higher marketing costs to drive growth in this sluggish economy. In addition to the margin gains, we had good contributions from Joint Ventures including our Cummins Mercruiser diesel engine JV.

         Overall, we're very pleased with our results, especially in light of a turbulent world environment marked by an untimely war for the marine season, poor equity market returns that boost pension and insurance costs, a sputtering economy, SARS, and just to keep life interesting, severe weather conditions that affected some of our key markets.

         Despite all of that, we remain 100% focused on executing our strategy. And while this external environment means it will likely be a bumpy ride for a while, we're pleased that our strategies are showing up in our financials in the form of sales and earnings growth, margin improvement, a strong cash position, and improving returns on invested capital.

         I'll walk through each of our 4 business segments and give you some color behind our operating results for the quarter, and then I'll close with some comments on the balance sheet and cash flow.

         Starting with the Engine Segment, which comprises Mercury Marine and Brunswick New Technologies, or BNT. Sales were up 11% or $42 million in the quarter. We benefited from our strong global market position at Mercury and (finally!) a weaker dollar versus a year ago. Acquisitions in BNT and Mercury, including Northstar, IDS, and Teignbridge, also boosted




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sales. Absent the effects of currency and acquisitions, engine segment sales were up a couple percent.

         The modest growth in wholesale shipments reflects our continued success in Europe and Asia and more normal stocking patterns at dealers and boatbuilders compared with last year when they were reducing inventories. These factors offset a reduction in U.S. parts and accessories sales as war, weather and fears about the economy took their toll on the consumer.

         Engine pipeline inventories at dealers and boatbuilders remain in great shape, despite a slow start to the retail boating season. Inventories are at about 28 weeks supply based on a very depressed trailing 12-months of retail sales, and about flat with this time last year. At this time in the season, this level of inventory is quite low.

         Turning to margins in the Engine Segment, and speaking of bumpy rides, several factors conspired to depress margins by 200 basis points in the quarter. First, is the continued shift to low-emission outboards, which represented 50% of Q1 sales compared with 42% last year. As we have said, it will take some time to cost reduce these more complex low-emission engines.

         Second, the reduction in high margin P&A sales in the quarter, primarily related to poor weather in key markets.

         Third, manufacturing cost inefficiencies resulting from production rate reductions during the quarter as we adjusted for a slow start to the season. Labor inefficiencies, lower overhead absorption and higher utility costs all dampened margins.

         And fourth, Mercury bears about half of the company's $9 million increase in pension, healthcare and insurance costs.

         These factors more than offset the positive effects of currency and slightly higher wholesale engine sales. While some of these margin pressures should be short term, we've got our work cut out for us to overcome the shift to low-emission outboard engines, as well as higher pension and healthcare costs.

         Our prescription includes:

         - Variable cost adjustments as rapidly as possible as the economy goes through its fits and starts. For example, we recently announced layoffs affecting 200 hourly positions at Mercury.

         - Permanent cost structure improvements focused on global sourcing and lower cost manufacturing. George will expand more on these critical initiatives.

         - Introduction of new, game-changing products and technologies including our Project X 4-strokes and Smart Craft electronics.

         - And, while not in our control, at some point we do expect the economy to improve. To give you a sense for where we are in the cycle, production volumes at Mercury in Q1 were 25-30% lower than the volumes in Q1 2000.


                                       2
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         Moving to the Boat Segment, where sales were up 7% in the quarter.
Similar to engines, we saw a slow start at retail. We estimate that US retail boat markets were down 15-20% in Q1. Wholesale shipments benefited from some terrific new products which dealers were anxious to stock, as well as a more normal stocking pattern compared with last year when dealers were reducing inventories.

         Results for our new products in virtually every brand confirm our belief that products with great styling, performance, ease of use, and attractive pricing will bring in the buyers even in a tough economy.

         Pipeline inventories of boats at our dealers remain at low levels and of excellent quality. We had an average of 27 weeks on hand, based on trailing 12 months sales, compared with 30 a year ago. At least as important, clean inventories are helping us maintain pricing discipline and position us well for an upturn in sales once retail activity improves.

         Margins in the Boat Segment improved 280 basis points (almost quadrupling), showing excellent operating leverage.

         Higher production rates, especially at Sea Ray, and lower sales discounts both contributed to the margin improvement. US Marine made good progress in the quarter on the road to recovery with much improved manufacturing cost efficiencies and continued success of the new Bayliner 175 and our new Meridian yacht models.

         Please keep in mind that, like our engine business, our boat businesses are still operating at production rates that range from 20 to 40 % lower than the cyclical peak in 2000.

         So further improvements in our margins will come as the economy picks up and we press forward with our cost reduction initiatives including global sourcing and manufacturing.

         Also in the first quarter, we made good progress in our efforts to envelope our dealers with the best products and services to help them win in their markets. Brunswick Acceptance Company, our jv with Transamerica, began operations in January and is actively working with our dealers to ensure long-term, cost-effective access to floor plan financing.

         Moving now to the Fitness segment, where we continue to reap the benefits of a continuous flow of new products as well as our diverse global customer base.

         Sales grew 14% in the quarter and were up double digits in our domestic and international commercial channels and our consumer channel. We continue to gain share in the club, military and vertical markets (which includes hotels and schools).

         There was plenty of excitement at the recent IHRSA trade show around our new products, including the variable stride crosstrainer, and our I-lab display of future product concepts.

         In addition to the growth, we were pleased with the operating leverage in this segment. Operating margins of 10.5% were up a full 200 basis points versus last year. Sales growth, cost reduction programs and a weaker U.S. dollar all contributed to the margin gains.



                                       3
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         In our Bowling and Billiards segment, sales were down 6% in the quarter as concerns about war and the economy dampened sales, especially in our Billiards business. Bowling retail sales were up modestly in the quarter, which was good performance considering the weather challenges in the Northeast and Denver markets. Our refurbished Brunswick Zone bowling centers continue to attract crowds of bowlers, and this summer we'll be Zoning 13 more centers.

         Cost management continues to pay dividends for us in Bowling, where margins improved 50 basis points despite the lower sales. The Bowling team has done an outstanding job driving cost reductions throughout the organization, including global sourcing.

         Shifting over to the balance sheet and cash flow. Free cash flow for the quarter was $74 million cash usage, reflecting a return to normal seasonal working capital patterns. We are on track with our target for $150 million of free cash flow for the year, which also anticipates capital spending of $150 million.

         Working capital efficiency continues to improve. Working capital turns were 4.3 in the first quarter, an 8% efficiency gain compared with 4.0 turns last year. We're seeing nice progress in our supply chain and inventory management programs, as well as good discipline in receivables and payables.

         Our balance sheet and liquidity remain strong. Cash on hand was $280 million, nearly double the year ago level, and debt to capital is on target at 35.6%.

         With that quick tour of the financials I would like to turn the call over to George.

         Good morning everyone and thank you Vicki for the overview of the financials.

         Given the stubbornly weak economic and geopolitical situation we find ourselves in, I hope that you will agree that the first quarter for us was tremendously good news, as Vicki reported.

         For the most part, this level of performance is much more a reflection of what is happening inside our company than outside, though I will tell you that we still have much to do there, and we are not at all satisfied with where we are yet. In reality, I suppose we never will be satisfied.

         To set the scene for you, I'll speak first about what will probably interest you most, that is, what we are seeing in the market from an overall business perspective, and then I'll speak about our outlook for the remainder of the year.

         The war in Iraq obviously caused a lot of uncertainty and distraction. While none of us can calculate the precise effect it caused, we have to be realistic and say that it's still too soon to tell how long lasting the effects might be. So before we get too optimistic after such a good quarter, we must remember that consumer psychology is a key factor here in boat purchases and it may take some time for that to recover.

         There are always lots of moving parts in a company like ours, but I think for obvious reasons there seemed to be even more moving parts here than normal this past quarter. So I'd like to tell you a few of the dynamics that affected our business in Q1 and, to some degree, we have to assume that they will probably affect our business for some time to come.

         Let me first deal with the negative factors we saw during the quarter, then I'll deal with the counterbalancing positives.


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NEGATIVES

1. While it always seems like a lame duck excuse when I hear it, ... the unusually bad weather in this quarter across much of the northern United States impacted sales and earnings for us. In particular, we felt the sales and margin impact in lower marine parts and accessories sales, ... plus the bad weather and a late Easter holiday delayed the pick-up in those sales that we normally see at this time of year.

         The P&A piece affects Mercury more than any other unit and tight sales in this very high-margin business were responsible for some of the margin erosion we saw at Mercury.

2.       In nearly all our segments, depending on the business, we saw retail activity .... as against wholesale activity, which I'll speak about in a minute .... drop by between 15% and 20% in the year-over-year quarter. This is similar to the pattern seen by retailers in most segments of the economy, though we tend to be extreme examples in both directions, ... up and down.

         We saw weak retail affect us as far apart as our billiards business and our Omni Fitness retail chain and across all almost all of our marine businesses. The sole exception was at US Marine, which saw strong retail sales increases year-over-year ... and I'll talk about why in a minute.

         So, given the sputtering economy, we are bound to still be a little cautious about near-term retail market performance, but we also believe this level of retail decline is most likely a short-term blip driven by global political events, poor weather and by SARS. Specifically, we think this level of retail falloff is unlikely to be maintained through the season and some pieces of it ... such as P&A for example ... may even catch up as the weather improves.

         But, in contrast, we also have to hope that the current range of negative events has not so frozen the ultimate retail consumer that we just destroyed the market for another year.

3. Overall, Mercury's results were the ones where we saw the greatest pressure this past quarter. Margin erosion at Mercury has been a challenge for us in Q1, but we need to put it in perspective. It is only our domestic US outboard business that has been impacted.

         At this stage, we have no reason to believe that lower P&A sales is anything other than a temporary weather and late Easter related phenomenon. Domestic Sterndrive sales were very robust in Q1 and unit volume increased by about 3% over last year. Moreover, international sales for Mercury were also good in all product segments, with sales up 17%.

         Domestic wholesale outboard sales fell 2% in unit terms in the year over year quarter. So our challenge here is purely a domestic outboard business related one.

         So what is happening here? As many of you know, so far it has been impossible for us to recover investments and higher costs in the outboard segment of our business as we shift





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         our mix from classic carbureted two-strokes to low emission direct-injected two-strokes and four-strokes. This mix shift has caused us more than a full point of margin loss.

         In summary, a combination of lower P&A sales, the mix shift we just mentioned, lower overall volumes, strong international growth .. which mixes us down a little, .. slower sales in the largest engines and perversely, growth in those areas where we share manufacturing with Yamaha and Tohatsu, all conspired to lower outboard margins. But we do expect it to abate somewhat when Mercury launches its new four-stroke products.

         These new engines will be the Ferraris and Porsches of the marine business and we expect they will trade for a premium for quite some time, benefiting not just us, but our dealers as well.

         Finally, beginning in the late summer of last year we also saw a flood of Japanese-made outboard engines that were brought into this country prior to the West Coast longshoremen's strike that are now flooding the market at this low point in the seasonal cycle.

         Moreover, we also saw a US manufacturer being forced to do similar things, ... trying very hard to sell outboard engines, ... but sometimes at huge discounts.

         We think that this will bleed out of the system in the next quarter or so, .... and we have corrective actions being worked on .... which I'm not going to telegraph those to the competition ...., but it certainly didn't help matters as far as our sales of outboard engines were concerned ... and we lost some domestic wholesale share along with it.

         To complete the picture, Brunswick New Technologies' numbers, also included in the Marine engine segment, lower margins as we absorb the start-up costs associated with new initiatives in marine electronics and engine controls, among others. We expect to be in positive territory at BNT by the end of the year.

         I think it is fair to say that we are unlikely to see real relief from this kind of pressure in the domestic outboard business until several things happen:

         -   Firstly, that the economy recovers somewhat and volumes improve,

         -   Secondly that our new four stroke product is released, and

         - Thirdly, that we can complete the fundamental restructuring of the cost side of this business, which Pat Mackey and his people are working on very hard as we speak.

4.       Like all businesses today, we have been burdened by rapidly increasing pension, health care and insurance costs .... and it is not stopping.
         We estimate those factors cost us $9M in the year-over-year quarter comparisons, essentially a full point of margin. And by the way, Mercury's share alone is more than half of that cost, as Vicki said.

         Now for some of the counterbalancing positives that we've also seen in the market.


                                       6
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POSITIVES

1. In our boat businesses, we saw a 7% year-over-year sales increase at wholesale. While off a low base, our boat operating margins roughly quadrupled year over year from 1% to 4% and we expect that upward margin trend to continue now as the year unfolds.

         The good news is that, while wholesale sales, on average, are up over last year, we are still seeing wholesale sales that are slightly less than those at retail, as the last small pipeline corrections take place, here and there. We expect retail and wholesale activity to be in balance soon. Again, what is selling well are the newly styled and innovative products, especially at Sea Ray, whose sales rose 9%.

         And when we see a return to a more normal retail sales levels pattern, sales will grow as the pipeline fills again rapidly to respond to higher retail demand. Forecasting precisely when that will happen, however, is more difficult.

2. I am pleased to announce that in May, Mercury will release its new 3-cylinder Direct Injected OptiMax outboard engines. These are beautiful new engines sized in the 75 to 115 hp range, with fuel economy and performance even better than comparable four strokes, ours or anyone else's included. They are also lighter in weight and have better torque. They will add power in our line up to this important size segment that is growing the fastest. They will be especially important internationally where fuel costs are much higher than domestically and in off shore applications where cruising range is important.

3. Sales growth in Life Fitness continued to well outstrip the market overall, with sales up 14%. This is extremely good performance in this economy ... leading to excellent market share gains.

         Innovative new products are leading all this sales growth. So in toto, margin and sales increases were both in double-digit percentages, even with all the political and economic distractions we've seen in the last three months.

4. While sales in our Bowling and Billiards business fell overall by 6%, led by a decline of 8% in our bowling equipment sales, overall operating margins improved by 50 bps to a very nice 9.9%.

         The decline in bowling equipment sales is primarily due to construction project timing and not something we are concerned about long term. Even with everyone watching 24 hour war TV, sales in bowling retail still grew about 1%, showing great stability in these unusual times. So overall our bowling business did well. We were especially pleased to see continued operations improvements in the bowling products piece of this business, due to the ongoing efforts of Peter Hamilton and his team.

5. There was also good news at US Marine, where sales were up 4%. Wholesale unit volume was up 34% in the year over year quarters. It is no surprise that what is selling best are the small Bayliner 175 boat and the new Meridian yachts. We have already sold about 4,000 of this Bayliner entry-level model and we expect it to remain popular throughout the coming season. To us, it proves again that innovation works.



                                       7
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         I can also confirm that a second slightly larger Bayliner boat in this low cost, high margin series, will be released in June, to add to the production volume in Reynosa. It is our goal to have not less than five units in this low cost high margin series by the end of 2004, which will require the building of a second new boat plant in Mexico sometime next year.

         Please remember that this project is not only about making and selling boats, but consider that with each one of these boats we sell an engine also. Our dealers also make lots of money on these boats. Moreover, now that we have passed break-even volume, the margins on these boats are significantly better than the ones we traditionally have made in the USA, so overall they are mixing us up in boat margins. We believe that by the end of the calendar year we will have a run rate of about 8,200 boats coming out of this one plant.

6. Currency is also finally helping us in some overseas markets, partly through translation benefits, but also by making us more price competitive here and there. Over time, that will help us drive increased volume.

7. I can also confirm that we have been able to hold the engine market share we gained overseas and that the profitability of our international operations has generally improved.

         The quest for us is clear; it is to continue to improve margins in an environment where we are getting absolutely no help from the economy ..... and not likely to get it for some time to come. Looking at our margins, 78% of our costs are above the gross margin line.




                                       8
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         This quest for cost-led improved margins comes in three primary forms:

         - Firstly, in supply chain management, particularly in global procurement

         -   Secondly, improvement in labor costs, and

         -   Lastly, from improvements in overall productivity.

         We have spoken a lot about supply chain initiatives, which are now effectively controlling inflation. And there is still real inflation, in engine blocks, in energy, in resins and in steel, all of which we use lots of. But, let me say something now about manufacturing.

         We continue to make good progress in changing our manufacturing footprint to one that will result in progressively lower costs for our company over time. I have already mentioned the continued expansion in Mexico. Here are some others.

         On engine manufacturing, we are also committed to move the manufacturing of small commodity engines to Asia where we have been building capability and sourcing components for some time. We expect to have sizeable pieces of this completed in the next 12 to 18 months. In our view, we have no choice but to do this if we are to remain competitive in the small engine business.

         Also with regard to manufacturing, I am pleased to announce that we have signed a joint venture agreement with a new partner in Hungary to manufacture strength equipment for Life Fitness in Eastern Europe. We will be in production at a new facility there in the fall.

         You can imagine, because of the large cube and weight of strength equipment, that it is vital we manufacture products like this close to market.

         In a second move in Fitness, it is our plan to also begin manufacturing cardio-vascular equipment for the European market in Hungary later in the year. Current plans have this product being manufactured in a facility adjacent to our bowling equipment plant. Our existing bowling equipment management team will manage this new plant, thus leveraging capabilities across our divisions

         Turning to our marine business, we have spoken to you from time to time about growth initiatives we are planning in the boat parts and accessories business. Strategically, this fills a couple of roles. First, it is key to our goal of enveloping our dealers with products and services that will help them
.... and us ... succeed. Vicki mentioned earlier another component of this strategy, Brunswick Acceptance Company, our financial services arm.

         Secondly, a new boat P&A business provides sales growth as well as margins that are overall accretive to our boat margins. We are currently working on two deals in this area and you should expect to hear more about them as this quarter unfolds ... so watch this space.

         We also continue to make great progress on the closed mold manufacturing of boats. We have now made about 1,200 boats with this process, and we have finished development and proving of our pre-form blanket process and it is now the standard method for manufacturing




                                       9
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these boats. I think you know we believe this kind of zero emissions manufacturing to be the longer-term future of boating.

         I'd like to say something now about the second quarter and the year as a whole. Accurate predictions about the direction of the economy remain difficult. We've even seen that kind of statement from the Federal Reserve Board, and we do not profess to have wisdom about this situation that they don't.

         Overall, the US economy appears to be going sideways to us. So while ever this uncertainty remains, we are going to be cautious about both our spending and our sales for a while. However, we are not expecting a meltdown of the US economy or, for that matter, of the recreational boating market either. We may not see much growth in 2003, but we are not expecting Armageddon either.

         On the positive side, the war in Iraq is essentially over, interest rates remain low, and may yet go lower, and the trend in fuel price is now down. All these factors will help. But world events have still clouded the picture in the near term and we think it will take some time before it clears and the positive factors I mentioned have chance to gain momentum.

         Confidence is the key. Until the consumer becomes more confident and increases demand for goods and services, capacity will remain underutilized and the capital spending that creates real jobs will remain depressed. Low interest rates don't help capital investment when you have excess capacity.

         So here is what we think we can say. Given our best assessment of the future impact of current events, we believe our EPS for the year will be in the range of $1.40 to $1.50. For the second quarter, we expect earnings will be somewhere in the band of 50 to 55 cents.

         To bring some more visibility to our assumptions, our financial plan always had an earnings pickup in the second half of the year. But it was not on an Alice in Wonderland "jam tomorrow" basis. Much of it was detailed cost planning led.

         We expected that Life Fitness would continue its good sales and earnings growth path, .... and you will recall that their big quarter is always the fourth. As we have mentioned before, we have lots of new products being released at Life Fitness this year that should help drive good sales and earnings growth.

         Moreover, the operational improvements at US Marine continue to gather positive momentum and again, their financial plan shows continued improvements throughout the year, with the pace picking up towards the third and fourth quarters. New model releases will help build that momentum.

         We intend to continue our focus on operational excellence programs and innovation. As Mercury releases its big new four-strokes in high volume next year, we believe their sales and margins will then benefit from innovation just as our other units have done. We remain focused on the things we can control and steering our ship in a way that balances short-term needs as well as long-term goals.




                                       10
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         Overall though, we are expecting a reasonable year, but with lots still to do to improve our company further.

         Thank you for listening everyone. Now we'd like to turn the call over for questions.

                          BRUNSWICK FIRST QUARTER 2003
                            CONFERENCE CALL - 4/24/03
                           QUESTION AND ANSWER SESSION

         OPERATOR: Thank you. At this time we will begin our question and answer session. If you have a question, please press star, one on your touch-tone phone. If you are using speaker equipment, you may need to lift your handset prior to pressing star, one. Should you wish to cancel your question or if your question has already been answered simply press star, two. Once again, if you have a question, please press star, one and star, two to cancel. One moment while the questions register.

         Our first question comes from Jill Krutick of Salomon Smith Barney.

         JILL KRUTICK: Thanks very much, good-morning. Could you, George, perhaps talk to us a little about Bombardier and their plan to get out of the recreation business and how that might influence your business? Secondly, I'm curious how you guys are contingency planning for SARS and what kind of steps you're taking and what you're seeing so far having an influence on your business. And finally, related to some of the P&A moves in terms of the acquisitions it seems that you're getting into some really high-tech areas like with Northstar and things of that nature. Does that put pressure on you to maintain really high-tech type products? Does that sort of put you in a different ballgame in terms of competition? Thanks a lot.

         GEORGE BUCKLEY: Thanks a lot, Jill. Just a few words on Bombardier. You know, obviously, the collection of markets that they participate in have been really tough for those folks up there, but it's pretty much in every segment of that business; in transportation, in airlines, and in the recreational business. You know, at one level it's sad that they have decided to exit that business. On the other hand, if you were in their dealer's shoes, you're bound to be wondering whether this was just another tempest or a typhoon or what you ought to do about it. So, I think the reality, Jill, is that there are some share gain opportunities there, properly seized and properly managed in a professional way that you can well understand that we intend to try to take advantage of.

         On SARS, we haven't seen a tremendous impact of SARS on our business at this moment in time. We have seen some longer-range softening in orders but only in small segments of our business. And, of course, what we hope is that the medical profession will get control of SARS. We don't know, for example if it's weather-related, is it seasonal, and if it might abate naturally or what. But clearly in the area of the Asian economy, if it goes on for much longer I think it's going to cause some bumpiness for all businesses.

         In the parts and accessories business we're actually very enthused about what we're doing there, and the parts and accessories business and the high-tech stuff are really a little bit different. The P&A stuff really relates to after-market service of the dealer body and our belief that it's vital for us to sort of get next-day service to these guys when a boat is out of the water, get a part


                                       11
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there quickly, or an engine is out of the water, to get a part there quickly. So that's about, it's about a service model in the after market.

         The moves into marine electronics, Jill, are much more about a belief that we have that the product is, the boat product is going to increasingly over time become more like cars. And so, we see ourselves and have begun to do this now designing boats that look and feel and fit together in a seamless integrated fashion, not like some sort of gigantic kit car. And so, the move toward these high-technology segments, we think, brings great added value, great competency to our company, and completes a product lineup that facilitates making a much more better product for our customers.

         JILL KRUTICK: Great, thanks a lot, George.

         GEORGE BUCKLEY: Thanks a lot, Jill.

         OPERATOR: Thank you. Our next question comes from Bill Lerner of Prudential Securities.

         BILL LERNER: Thanks, guys. Let's see, two for Vicki. One, Vicki, could you talk about what that other income of $3.6 million represents in Q1? And then number two, what do you expect to be the amount of the charge of the California Life Fitness plant closing in Q2, and is that included in your Q2 guidance? Thanks.

         VICKI REICH: Okay, first on the other income, that's principally joint venture income, which includes Cummins MerCruiser as well as some joint ventures in the bowling area. We're seeing some nice results there and a little bit of interest income as well with the higher cash balances.

         BILL LERNER: There's nothing extraordinary is, I guess, what I'm getting at?

         VICKI REICH: No, there's nothing extraordinary in there.

         BILL LERNER: Okay.

         VICKI REICH: And on the Paso charge, yes, it is anticipated in our estimates for the next quarter and the year. For the year it's four to five million dollars of charges that will flow through the operating earnings to complete that closure, and about a million and a half of that will come in the second quarter.

         BILL LERNER: Okay, thanks.

         OPERATOR: Thank you. Our next question comes from Joe Hovorka from Raymond James.

         JOE HOVORKA: Thank you. Actually, a couple quick questions. One is when do you expect the low-engine margins will get to the two-stroke margins, if ever? Secondly, the healthcare, pension cost, is that going to -- one, I think you gave a $22 million number for the




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

full-year in our last conference call. Is that still a good number and if so, would that indicate that the impact will be less for the remaining three quarters of the year than it was in the first quarter?

         VICKI REICH: Joe, I'll take care the healthcare, pension piece first. What we said is that pension alone, the incremental cost would be about $22 million for the year. Adding in healthcare and insurance we estimated 30 for the year. Given the first quarter experience it could be modestly more than that but, you know, its gonna be in the low 30s all combined for those three factors.

         GEORGE BUCKLEY: On two-strokes, Joe, I think it really is very, very hard to identify whenever, if ever, four-stroke margins are gonna get to two-stroke margins. The reality is there's a lot more cost in these products and I suspect that we've got a few counter-balancing things which are going on, Joe, as the cost-reduction efforts mature over time. We talked a little bit about this in the past. That will help lift margins. As we even build volumes in that segment it will help lift margins because we'll be able to buy better -- and leverage manufacturing better.

         There are even other factors, which are going on which are in a sense behind the scenes and below the water line, which are about designing all of these products in families. For example, the new Project `X' that we talked about is actually six engines in a family with 95% common parts. All of these are pieces of a puzzle that help to drive production efficiency and because of their performance they help drive pricing and margin. But I think there's -- it would be too bold to suggest that we expect those products to return to the very high margins of two-strokes. This month -- this juncture, Joe, is too soon to be able to make that kind of optimistic prediction.

         JOE HOVORKA: Okay, thank you.

         OPERATOR: Thank you. Our next question comes from Dean Gianoukos from JP Morgan.

         DEAN GIANOUKOS: Hi, just a couple of questions. First, can you give us the loss in US Marine and what it was at the same time last year? Can you also tell us what the overall impact of foreign exchange was? And then can you tell us what your pricing trends were like in the quarter for your boats? And then finally, can you give us a sense of what the cost-savings are on the plant you closed and given that you keep cutting costs where do you think you are, you know, versus the end game? Thanks.

         GEORGE BUCKLEY: You want to take any of those, Vicki?

         VICKI REICH: Sure, on the --

         GEORGE BUCKLEY: Got foreign exchange --

         VICKI REICH: Yeah, foreign exchange impact of that overall was about three, four cents on the quarter. We saw -- on the top line it was about 20 million. So, and we absorbed a lot of pain on currency in the last few years and we were glad to see it going the other way. It was actually pretty consistent with our expectations there because most of the movements occurred in the back half of last year.

         And let me take Paso as well, on the closure there. Savings there will be about five million dollars on an annual basis so it's a very quick pay back.

         GEORGE BUCKLEY: Let me take the other points, if I can, Joe. Dean I mean, sorry. On pricing, in general we have not seen the kind of tough pricing that we've seen in the automotive business with one exception. We are seeing it in the outboard business, and probably likely to go on for some time. We tried to play a delicate balance of not following the pricing aggressively because when that happens, you'll never buy another outboard unless its got some big promotion on it.

         These sorts of programs are a little bit like ratchets. If you follow them down rapidly you could never get 'em back up. So, we always try to play a balancing act of share versus price, and recognizing if you condition the market to price promotions it's gonna be like sort of waiting for the next sale at Sears so we try to avoid that as best as we possibly can.

         On US Marine, the quarter-over-quarter numbers last year and this year are actually very similar. But actually what happened is we changed some methodology in our accounting. We, for example, are expensing more of the variations that we had traditionally in the past capitalized. And so, the quality of that loss is somewhat better than it was last year.

         DEAN GIANOUKOS: Can you just give us a number please?

         GEORGE BUCKLEY: Well, it's about five --

         VICKI REICH: Five million dollars.

         DEAN GIANOUKOS: Okay, great. Thanks a lot.

         GEORGE BUCKLEY: Thanks.

         OPERATOR: Thank you. Our next question comes from Tim Conder of AG Edwards.

         TIM CONDER: Yes, just a couple. Vicki, could you maybe just give us your updated outlook as far as year-over-year gains in sales for boats, engines, Life Fitness, and bowling? And then, George, with Project `X', will that be introduced at the end of this season, i.e. in calendar '03? And then are you seeing any share loss in outboards due to the delay in Project `X' coming out? And then finally, and there's a follow on to the previous question with US Marine, where do you anticipate that loss for the full year being?

         GEORGE BUCKLEY: Good question, Tim. The full year loss is about half, in fact a little less than half what it was last year. But actually, the underlying numbers are even better than that because we re-established variable compensation this year at US Marine. So that's the US Marine situation.

         TIM CONDER: Somewhere around the 12 million or so, George, would be fair.

         GEORGE BUCKLEY: Yeah, you'll be very close to the number. On the issue of Project `X', you'll see this summer Project `X' engines in the market in low volumes. But really, where they'll be Tim, is with the customer testing them to the last final refinements of the product to make sure it's absolutely bulletproof. I mean we are determined that when is engine is released it is gonna have the best quality of any engine in the world.

         And in answer to your question about how we see some share loss in the consequence of the delay, the answer to that question is yes in outboards domestic. And we probably will continue to see some pressure there until that engine is released in high volume in the next year.

         VICKI REICH: And Tim, to your question on the outlook for the year and sales by segments, no changes to our outlook for the bowling and fitness businesses. So, in bowling still expecting low single-digit, top-line growth. Fitness, high-single digits, maybe 10% and good margin improvement will continue in both of those segments. On the marine side we're somewhat more cautious than we were initially just given the slow start at retail. At this stage of the game, what we'd say is that, sales growth would be in the lower-mid-single-digit range, and the key there is going to be retail activity in the pivotal second quarter, and also as we head into the second half, dealer confidence around stocking for the 2004 boating season.

         TIM CONDER: So, just to clarify Vicki, for both boats and engines, each in the low single digits?

         VICKI REICH: Yes.

         TIM CONDER: Okay, thank you.

         OPERATOR: Thank you. Our next question comes from Joe Yurman of Bear Stearns.

         JOE YURMAN: Hey, guys.

         GEORGE BUCKLEY: Morning, Joe.

         JOE YURMAN: A couple here this morning, getting back to the question that was raised about margin in the engine business. Is this a short-term phenomenon, George, or do you think that the days of mid-double digit op margins in the engine business are gone and we should start to think about this, given more the investment in electronics as well as maybe heightened regulation is bringing margins in this segment of your business down to, let's say, below double-digit? That's my first question.

         Second, curious which models you're currently manufacturing with the MIT technology, and I would imagine the volumes are still too low to see the benefit of that beginning to show up in the operating margin. But if you could just comment on that.

         And then maybe lastly just talking about the guidance and how you've tightened the top end of the range that you offered for the full-year by about ten cents. And I'm just wondering if this is solely a function of kind of just being more conservative based upon your ability to sell in here in the high season, or are there dial-back plans on selling in Project `X' given some of the uncertainties in the outboard market demand too because of what's going on at Bombardier as well as some of the other Japanese competitors?

         VICKI REICH: Let's see, starting with the outlook on the year, it's really a function of the economy and what we saw in the first quarter more than anything that's causing us to take our guidance stance at the lower-end of the range. You know, first quarter retail and marine isn't all that critical but, on the other hand, it's setting a trend here going into the second quarter that gives us pause, and frankly, causes us to spend more on marketing and promotions and being more aggressive in a tougher marketplace. So, our outlook just reflects that kind of difficult market conditions in the marine segment.

         GEORGE BUCKLEY: On your question, Joe, on the MIT technology, it's in the early 20s, 23, 24-foot Sea Ray boats is where it is being used at this moment. On your question on engine margin --

         (PAUSE)

         OPERATOR: Please stand by.

         (PAUSE)

         OPERATOR: Okay, Mr. Yurman is disconnected. Our next question from Burke Koonce of Merrill Lynch.

         VICKI REICH: Hi, Burke.

         BURKE KOONCE: Great, thanks. Most of my questions have been answered. I'll go over maintenance stuff. What was cap ex for the quarter? And then, if you could just talk about what, I guess my typical question - plant production capacity levels.

         VICKI REICH: Capital spending in the quarter was 20 million and in terms of capacity utilization we're still running pretty low, Burke, we're still in the mid 70s.

         BURKE KOONCE: Okay. All right, I appreciate it, thank you.

         KATHRYN CHIEGER: I think we've come to the end of our time limit here. I want to thank everybody for participating in our call, and if you have any follow-up questions please give us a call. Thank you very much.

         OPERATOR: Thank you for participating in today's call, and have a good day.



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